EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated April 11, 2007 with respect to the financial statements of Skins Inc. and Subsidiary included in Form SB-2 (dated June 21, 2007) for the years ended December 31, 2006 and 2005.

Mahoney Cohen & Company, CPA, P.C.

New York, New York
June 21, 2007